EXHIBIT 99.1

      NEWS FOR IMMEDIATE RELEASE: AUGUST 6, 2003

            MESA LABS REPORTS HIGHER FIRST QUARTER SALES AND EARNINGS

     LAKEWOOD, CO - Mesa Laboratories,  Inc. (NASDAQ:MLAB) today reported higher sales and earnings for the fiscal first quarter ended June 30, 2003.

     For the first  quarter of fiscal 2004,  net sales  increased ten percent to
$2,253,000  from  $2,052,000  in the same quarter last year.  Net income for the quarter  increased 25 percent to $523,000 or $.17 per diluted share  compared to
$420,000 or $.12 per diluted  share one year ago.  The change in net income from fiscal  2003 to fiscal 2004 was due  chiefly to  increased  sales in the current quarter.

     The sales increase during the first quarter of the fiscal year was due to a
38 percent increase in sales of Datatrace logging instruments. This increase was partially  off-set by small  declines  of less than ten  percent in Medical  and
Nusonics instruments.  Last year's introduction of the Micropack III Temperature
Logger continued to drive the increase in Datatrace  instrument sales during the first  quarter.  Development  of three new versions of the  Micropack III Logger that will measure other parameter besides  temperature is proceeding well and is expected to see introduction later in the fiscal year.  Development projects for the company's line of Dialysate  Meters for kidney dialysis have recently begun, and we estimate  that we will begin to  introduce  our next  generation  medical instruments in approximately twelve months.

     During the first quarter of the fiscal year, the Company repurchased 49,200 shares of our common stock under a previously  announced  buyback plan,  and the
Company's cash position increased by $819,000 to $5,580,000. During June of this year, the Board of Directors  approved the  repurchase of an additional  300,000 shares of the Company's  common stock under the same  conditions as the previous plan.

     Mesa Laboratories develops,  acquires,  manufactures and markets electronic instruments for industrial, pharmaceutical and medical applications.

     This news release contains  forward-looking  statements which involve risks and  uncertainties.  The Company's  actual results could differ  materially from those in any such forward-looking statements.  Additional information concerning important  factors that could cause results to differ  materially  from those in any such  forward-looking  statement is contained in the Company's Annual Report on Form-10KSB for the year ended March 31, 2003 as filed with the Securities and
Exchange  Commission,  and from time to time in the  Company's  other reports on file with the Commission.

                                FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

                                 Quarter Ended June 30
                               --------------------------
                                   2003          2002
                               --------------------------

Net Sales ..................   $ 2,253,000    $ 2,052,000
Cost of Goods ..............       806,000        811,000
                               -----------    -----------
Gross Profit ...............     1,447,000      1,241,000
Operating Expense ..........       653,000        631,000
                               -----------    -----------
Operating Income ...........       794,000        610,000
Other (Income) & Expense ...       (13,000)       (14,000)
                               -----------    -----------
Earnings Before Taxes ......       807,000        624,000
Income Taxes ...............       284,000        204,000
                               -----------    -----------

Net Income .................   $   523,000    $   420,000
                               ===========    ===========

Earnings Per Share (Basic) .   $       .17    $       .13
                               ===========    ===========

Earnings Per Share (Diluted)   $       .17    $       .12
                               ===========    ===========

Average Shares (Basic) .....     3,077,000      3,333,000
                               ===========    ===========

Average Shares (Diluted ) ..     3,158,000      3,415,000
                               ===========    ===========

BALANCE SHEETS (Unaudited)
--------------------------

                                              June 30      March 31
                                               2003         2003
                                           -----------   -----------

Cash and Short-term Investments ........   $ 5,580,000   $ 4,761,000
Other Current Assets ...................     4,332,000     4,843,000
                                           -----------   -----------

Total Current Assets ...................     9,912,000     9,604,000
Property and Equipment .................     1,324,000     1,348,000
Other Assets ...........................     4,208,000     4,208,000
                                           -----------   -----------

Total Assets ...........................   $15,444,000   $15,160,000
                                           ===========   ===========

Liabilities ............................   $   753,000   $   673,000
Stockholders' Equity ...................    14,691,000    14,487,000
                                           -----------   -----------

Total Liabilities and Equity               $15,444,000   $15,160,000
                                           ===========   ===========

CONTACTS:

Luke R. Schmieder; President-CEO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000